Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "OMNIQ CORP.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF SEPTEMBER, A.D. 2020, AT 11:16 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

796648 8100
SR# 20207559870

Authentication: 203763244
Date: 09-30-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:16 AM 09/30/2020
FILED 11:16 AM 09/30/2020
SR 20207559870 - File Number 796648

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

OMNIQ Corp.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Fourth" so that, as amended, said Article shall be and read as follows:

FOURTH: The total number of authorized shares which the corporation is authorized to issue shall be 15,000,000 shares of common stock, having a par value of $0.001 per share, and 5,000,000 shares of preferred stock, having a par value of $0.001 per share, of which 3,000,000 of the preferred stock shall be designated "Series C Preferred Stock".

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of September, 2020.

By: ____________________
Authorized Officer

Title: Chief Executive Officer

Name: Shai Lustgarten
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